247



                            DEFERRED SHARES AGREEMENT
                               FOR JAMES ALEXANDER


         WHEREAS, James Alexander ("Employee") and Lexford Properties, Inc. ("Lexford"), a subsidiary of Cardinal Realty Services, Inc. ("Company"), have heretofore entered into that certain Employment Agreement dated as of January 1, 1997 (as the same may be amended, restated, amended and restated, modified or supplemented from time to time from and after the date hereof, the "Employment Agreement");

         WHEREAS, pursuant to the terms of the Employment Agreement, Lexford agreed to cause the Company to enter into this Deferred Shares Agreement with Employee;

         WHEREAS, Company has established its Executive Deferred Compensation Plan dated as of April 18, 1996 ("Deferred Compensation Plan") and Employee is entitled to participate in the Deferred Compensation Plan in accordance with its terms;

         WHEREAS, pursuant to the Plan, the Company has further entered into that certain Executive Deferred Compensation Rabbi Trust Agreement (the "Trust") with The Provident Bank, a state-chartered bank, as trustee thereunder ("Trustee");

         WHEREAS, in accordance with the terms of the Deferred Compensation Plan, Employee has elected to cause that number of shares of the Company's common stock, without par value (the "Shares"), if any, which might have otherwise become issuable to him as the "Stock Bonus" as defined in, and pursuant to the terms of, Section 3(b) of the Employment Agreement and this Deferred Shares Agreement to be instead issued to the Trustee for Employee's benefit to be held by the Trustee in accordance with the terms of the Trust;

         NOW, THEREFORE, pursuant to the Deferred Compensation Plan, effective as of January 1, 1997, the Company grants to Trustee for Employee's benefit under the terms of the Trust, the right to receive the Shares when and as issuable in accordance with the terms of the Employment Agreement and this agreement subject to the terms, conditions, limitations and restrictions hereinafter set forth. Terms used herein and not otherwise defined shall have the meanings assigned to them in the Deferred Compensation Plan or the Employment Agreement, as the case may be.

         1. Vesting of Awards. The Trustee's right to receive the Shares covered by this Agreement (any such Shares which are contemplated for future issuance to Trustee for the benefit of Employee hereunder being hereinafter collectively referred to as the "Deferred Shares") is conditioned upon the Employee's entitlement to a Stock Bonus as well as Employee remaining in the continuous employ of Lexford, the Company or another subsidiary of the Company as follows:


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                                      248


         (a) The dollar amount of the Stock Bonus will be determined on the same basis as the Cash Bonus pursuant to Section 3(b)(i) of the Employment Agreement (including the limitations set forth in the partial-year provision of Section 6(c) of the Employment Agreement), except that the dollar value of the Stock Bonus will equal 2/3 of the value of the Cash Bonus.

         (b) The number of Shares issuable to Trustee will be determined by dividing (A) the dollar value of the Deferred Shares determined in accordance with Section 1(a) by (B) the closing price of the Company's Common Stock on the Nasdaq National Market System, or if the Company's Common Stock is not listed or admitted to trading in such system, the principal securities exchange on which the Common Stock is listed or admitted to trading on the last trading date in the period for which the dollar value of the Deferred Shares are calculated (i.e. December 31 or the last closing price for the Common Stock immediately preceding the date Employee ceases employment with the Company). Any Shares which Trustee is entitled to receive from the Company shall be issued within thirty (30) days after Employee's entitlement, if any, to the Stock Bonus is calculated from the applicable final audited year end financial statements of the Company or the final year end financial statements of Lexford, as applicable.

         (c) One-third of the Shares covered by this Agreement, shall become nonforfeitable on each of the first, second and third January 1 following the date of issuance pursuant to Section 1(b) (so that 100% of the Shares of any particular Stock Bonus will be nonforfeitable on the third January 1 following the date of issuance thereof), subject to the Employee remaining in the continuous employ of Lexford, the Company or another subsidiary of the Company. Notwithstanding the immediately preceding sentence, in the event of Employee's death or Permanent Disability (as defined hereinbelow), all of the Shares issued to the Trustee (as well as any Shares to be thereafter issued pursuant to Section 1(d) hereof) will immediately become nonforfeitable. For the purposes of this Agreement: "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest of more than fifty percent (50%); the continuous employment of the Employee with the Company, Lexford or another subsidiary of the Company shall not be deemed to have been interrupted, and the Employee shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of (i) the transfer of his employment among Lexford, the Company or other subsidiaries of the Company or
(ii) a leave of absence approved by the Compensation Committee of the Company's Board of Directors (the "Committee") for illness, military or governmental service or other reasons.

         (d) In the event of Employee's death or Permanent Disability (as defined hereinbelow) during the term of the Employment Agreement, the Trustee, Employee or his estate, as the case may be (to be determined pursuant to the provisions of the Deferred Compensation Plan then in effect), shall be entitled to receive a pro rata portion of the Shares, if any, applicable to the fiscal year in which such death or Permanent Disability occurs. Such pro rata portion of the Shares shall be determined by a multiplying a fraction (the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or Permanent

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                                      249


Disability, as the case may be, and the denominator of which shall be three hundred sixty-five (365)) by the dollar value, if any, of the Deferred Shares that would have been issuable hereunder if Employee had remained employed under the Employment Agreement for the entire applicable fiscal year.

         (e) Following such death or Permanent Disability of Employee, the Shares, if any, shall be issued when and as provided in Section 1(b) of this Agreement.

         (f) For purposes of this Section 1, Employee's Permanent Disability shall be deemed to occur on the date after the first to occur of (i) ninety (90) consecutive days, or (ii) one hundred eighty (180) days cumulatively in any twelve (12) month period, of Employee's inability to provide the services required hereunder of him due to sickness or injury ("Permanent Disability").

         (g) In the event the Company terminates Employee's employment for "cause" (as defined in the Employment Agreement), all Shares which have not yet become nonforfeitable pursuant to Section 1(c) hereof shall be immediately forfeited and Employee shall be entitled to no further benefits under this Agreement.

         (h) In the event that Employee's employment is terminated without cause during the Original Term or any Renewal Term of the Employment Agreement or in the event that the Original Term or any Renewal Term of the Employment Agreement shall have expired and shall not have been renewed and Employee thereupon ceases to be employed by the Company, the Trustee or Employee, as the case may be (to be determined pursuant to the provisions of the Deferred Compensation Plan as then in effect) shall be entitled to receive only that number of Shares which shall have become nonforfeitable under Section 1(c) of this Agreement and all Shares which have not yet become nonforfeitable shall be forfeited.

         2. Restrictions on Transfer. The right to receive the Shares covered by this Agreement (in trust under the Trust Agreement or otherwise) may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Employee, except as provided under the terms of the Deferred Compensation Plan and the Trust. Any purported transfer, encumbrance or other disposition that is in violation of this Section 2 shall be null and void. When and as permitted by the Deferred Compensation Plan, the Committee may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Common Shares covered by this Agreement.

         3. Dividend, Voting and Other Rights. Unless and until thirty (30) days after Percentage Increase in the Net Income attributable to Lexford property management is finally determined on account of any fiscal year of the Company contemplated hereby and the Shares covered by this Agreement are issued in accordance with the terms of Section 1 of this Agreement, no such Shares shall be deemed to be issued or outstanding and neither the Trustee nor the Employee shall have any rights of ownership in such Shares nor shall have any right to vote them or to receive any dividends or other distributions thereon. From and after such time as any of the

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                                      250


Shares shall have been issued to the Trustee in accordance with the terms of this Agreement and the Deferred Compensation Plan and the Trust, the Trustee shall be entitled to such dividend voting and other rights in respect of such shares as is provided in the Deferred Compensation Plan and the Trust so long as the Trustee shall continue to hold such Shares in trust for the benefit of the employee.

         4. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of the Employee's rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 4(a) or 4(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Employee's rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

         5. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Common Shares or other securities pursuant to this Agreement, the Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         6. Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of the Employee at any time.

         7. Relation to Other Benefits. Any economic or other benefit to the Employee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

         8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         9. Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

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                                      251


         This Agreement is executed by the Company as of the first day of January, 1997.


                            CARDINAL REALTY SERVICES, INC.


                            By:  /s/ John B. Bartling, Jr.
                            -----------------------------------
                                     John B. Bartling, Jr.,
                                     President and Chief Executive Officer

         The undersigned Employee hereby acknowledges receipt of an executed original of this Agreement and accepts the beneficial, deferred right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Deferred Compensation Plan and the terms and conditions hereinabove set forth.

         Employee acknowledges that he has been advised that the shares of Shares to be issued pursuant to this Agreement will not have been registered under the Securities Act of 1933 and agrees that he will not make any disposition of such shares unless either (a) such shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to the Trustee's or Employee's proposed disposition of such shares, as the case may be. Employee understands that the certificates for such shares may bear a legend substantially as follows:

                  The shares evidenced by this Certificate have not been registered under the Securities Act of 1933. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.


                                          /s/ James Alexander
                                          --------------------------------------
                                              James Alexander

                                              Date:  January 1, 1997



                                       -6-